NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     The consolidated financial statements and schedule of MDU Resources Group, Inc. ("MDU Resources") as of December 31, 2001 and for the year ended December 31, 2001, appearing in the Annual Report of MDU Resources on Form 10-K for the fiscal year ended December 31, 2003, were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto (which express an unqualified opinion and/or includes an explanatory paragraph relating to the adoption of a new accounting principle), and have been so used in reliance upon the reports and upon the authority of that firm as experts in accounting and auditing in giving the reports. On February 14, 2002, MDU Resources dismissed Arthur Andersen LLP as MDU Resources' independent public accounting firm, and on March 25, 2002, MDU Resources hired Deloitte & Touche LLP as its independent auditors for the 2002 fiscal year. Since that time, Arthur Andersen LLP was convicted on federal charges of obstruction of justice, and in August 2002, Arthur Andersen LLP ceased performing auditing services worldwide. These events may materially and adversely affect the ability of Arthur Andersen LLP to satisfy all of its existing and future obligations, including claims under the federal securities laws. Accordingly, purchasers of MDU Resources' securities or other claimants may be limited in their ability to recover damages from Arthur Andersen LLP for any claims that may arise out of Arthur Andersen LLP's audit of MDU Resources' financial statements. In addition, MDU Resources was not able to obtain the consent of Arthur Andersen LLP as required by Section 7 of The Securities Act of 1933 ("Securities Act") to use Arthur Andersen LLP's reports on the audited financial statements and schedule in this annual report. As a result of Arthur Andersen LLP not having provided a consent, the ability of purchasers of MDU Resources' securities or other claimants to assert claims and seek remedies against Arthur Andersen LLP may be limited with respect to their reports, particularly those remedies arising under Section 11 of the Securities Act.